UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2012

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard

6th Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On March 5, 2012, David Reiner, Director of Ocwen Financial Corporation (“Ocwen”), John P. Van Vlack, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Ocwen and Richard Delgado, Senior Vice President and Treasurer of Ocwen, resigned their respective positions with Ocwen effective immediately. The resignations are consistent with the events described in the Form 8-K filed on February 24, 2011, and relate to the closing of the initial offering of Home Loan Servicing Solutions, Ltd.

(c)	Effective March 5, 2012, John Britti, Ocwen’s Executive Vice President, will become Executive Vice President and Chief Financial Officer. Mr. Britti joined Ocwen as Executive Vice President in January 2011. His responsibilities include Finance and Business Development. Mr. Britti has over 20 years of mortgage and financial services experience. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. Mr. Britti has investment experience raising a venture capital fund and working with buy-out firms. After business school, Mr. Britti worked at McKinsey & Company in their financial services industry group. Prior to business school, Mr. Britti was an analyst for the Central Intelligence Agency. He holds a BA in Economics from the University of Maryland and a Masters of Business Administration from Dartmouth’s Amos Tuck School.

Effective March 5, 2012, Kenneth Najour, Ocwen’s Vice President of Finance, will become Vice President and Chief Accounting Officer. Mr. Najour joined Ocwen as Vice President, Finance in December 2010. He was responsible for overseeing the selection and implementation of a new ERP system and now serves as Controller. Previously, he was Senior Vice President, Chief Financial Officer Latin America and Caribbean Region for MasterCard Worldwide. He has also held leadership positions within PepsiCo Inc. and was Audit Manager for Price Waterhouse Coopers. He holds a Master in Accounting from the University of Miami, a Bachelor of Science from Santa Clara University and is a Certified Public Accountant in the State of California.

Item 8.01.	Other Events.

HLSS Transaction

On March 5, 2012, Ocwen Loan Servicing, LLC (OLS), a wholly-owned subsidiary of Ocwen, sold to HLSS Holdings, LLC (HLSS Holdings) the right to receive the servicing fees, excluding ancillary income, relating to certain mortgage servicing (Rights to MSRs) and related servicing advances that OLS acquired in connection with our acquisition of the U.S. non-prime mortgage servicing business of Barclays Bank PLC (HomEq Servicing) on September 1, 2010. HLSS Holdings also assumed the related match funded liabilities under the HomEq Servicing advance facility. We refer to this sale to HLSS Holdings of the Rights to the MSRs and related servicing advances and HLSS Holdings’ assumption of the HomEq Servicing advance facility as the HLSS Transaction.

OLS will receive approximately $149.8 million in connection with the HLSS Transaction, subject to post-closing adjustments. Of that amount, approximately $37.4 million is required to be used to prepay our senior secured term loan facility with Barclays Bank PLC. With the remaining $112.3 million and income from operations, Ocwen expects to have sufficient cash and borrowing capacity to make additional acquisitions of servicing platforms or mortgage servicing rights after we have closed our previously announced purchases of Saxon Mortgage Services, Inc. and mortgage servicing rights from JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

Date: March 5, 2012	By:	/s/ Ronald M. Faris
Ronald M. Faris
President and Chief Executive Officer (On behalf of the Registrant and as its President and Chief Executive Officer)